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Exhibit 10.01




December 19, 1996

Mr. Mark Housley
772 Rosewood Drive
Palo Alto, CA 94303

Re:  EMPLOYMENT TERMS

Dear Mr. Housley:

Pursuant to our recent discussions, this letter sets forth the terms of your future employment with Radius Inc. (the "Company") as well as our understanding with respect to any termination of such employment relationship.

1. POSITION AND DUTIES: You will be employed by the Company as its President and Chief Operating Officer reporting to the Company's Chief Executive Officer, Charles W. Berger. You accept employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skill to your duties at the Company. These duties will include, but not be limited to, any duties consistent with your position, as well as any other reasonable duties which may be assigned to you from time to time by the Chief Executive Officer or the Board of Directors (the "Board"). These duties will begin on January 6, 1997. In the event that the Company's Chief Executive Officer resigns or is removed, then you will be offered such additional position if the Board is satisfied with your performance and you will report to the Chairman of the Board.

At the next Board of Directors meeting, the Board will appoint you to a position on the Board.

2. TERM OF EMPLOYMENT: Your employment by the Company is for no specified term, and may be terminated by you or the Company at any time, with or without cause, subject to the provisions of Paragraphs 4 and 5 below.

3. COMPENSATION: You will be compensated by the Company for your services as follows:

     (a) SALARY: You will be paid a monthly salary of $16,667.00, less applicable withholding, in accordance with the Company's normal payroll procedures. Your salary will be reviewed by the Chief Executive Officer and the Board on an annual basis, and may be subject to upward adjustment based upon various factors including, but not limited to, your performance, the Company's profitability, and the prevailing annual inflation rate.

     (b) BONUS: You will be eligible to receive a semi-annual bonus at the end of each fiscal half year (March 31 and September 30). For the fiscal half year ending March 31, 1997, your target and guarantied bonus is $25,000 (i.e., 50% of base pay), based on operating margin goals (per the 1997 Plan attached as
Schedule 1) with a 50% accelerator over 100% performance and a 200% performance cap. For the second half


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year ending September 30, 1997, your target bonus is $50,000 and the guarantied bonus is $25,000. Thereafter, there is no guarantied bonus, the target bonus will remain 50% of base pay and unless performance equals or exceeds 80% of the operating margin goal, no bonus will be paid. Operating margin goals will be reestablished each year with Board approval. The same operating margin goals will apply to all officers participating in this form of bonus compensation program. If the Board terminates the program after fiscal year 1997, then you and the Company will negotiate an alternative form of program which provides reasonably equivalent incentive.

     (c) BENEFITS: You will have the right, on the same basis as other executive employees of the Company, to participate in and to receive benefits under all of the Company's medical, disability or other plans, as well as under the Company's vacation and business expense reimbursement policies.

     (d)  STOCK OPTIONS:  You will be granted a nonqualified stock option to
purchase 1,000,000 shares of the Company's common stock (the "Shares").   The
exercise price of the Shares will be equal to the closing price of the Company's common stock on the NASDAQ Small Cap Market System on the last trading day prior to the date the option is granted. The option will be granted on the business day following the date on which you sign and return this letter. Your option will vest starting on your first day of employment with the Company as Chief Operating Officer at the rate of 4% per month in arrears. The Company will prepare and file with the Securities and Exchange Commission a registration statement on Form S-8 covering all of the Shares. The form of option agreement is attached as Schedule 2.

4. BENEFITS UPON VOLUNTARY TERMINATION: In the event that you voluntarily resign from your employment with the Company, you shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination. You agree that in the event you voluntarily terminate your employment with the Company, you shall provide the Company with one month's written notice of your termination. The Company may, in its sole discretion, elect to waive all or any part of such notice period and accept your voluntary termination at an earlier date.


5. BENEFITS UPON OTHER TERMINATION: In the event your employment is terminated by the Company for the reasons set forth below, you shall be entitled to the following:

     (a) TERMINATION FOR CAUSE: If your employment is terminated by the Company for cause, you shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination. For purposes of this Agreement, a termination "for cause" occurs if you are terminated for any of the following reasons: (i) theft, dishonesty, or falsification of any employment or Company records; (ii) improper material disclosure of the Company's confidential or proprietary information; (iii) your conviction of a felony which materially impairs your ability to perform your duties under this Agreement; (iv) any material violation by you of the Company's insider trading policy; or (v) your willful and persistent refusal to follow the instructions of the Chief Executive Officer or the Board.

     (b) TERMINATION FOLLOWING AN ACQUISITION. In the event of the sale of all or substantially all of the assets of the Company, the merger or consolidation of the Company with or into another corporation, the acquisition of more than fifty percent


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(50%) of the outstanding shares of the Company by a single person or a group of related persons (such events are collectively referred to hereinafter as an "Acquisition") following which you are not offered your position as President and Chief Operating Officer of the surviving entity, the Board of Directors of the surviving entity (the "Surviving Board") may at its option request that you remain available to assist the surviving entity on up to a full time basis for six months following the effective date of the Acquisition and for up to an additional six months at up to 20% of full time. If you comply with the Surviving Board's request to assist the surviving entity during this 12 month period (the "Transition Period") or if the Surviving Board elects not to request your services during the Transition Period, you will be entitled to the following benefits: (i) you will continue to receive your normal salary and benefits during the Transition Period and (ii) your option will vest as set forth below. During the Transition Period you will continue to vest at the rate of 4% per month. At the end of the Transition Period any remaining unvested shares will immmediately vest. However, in no event will the total number of Shares available to you under your options be increased. The Transition Shares will vest on a monthly basis over the Transition Period (i.e. 1/12 of the total Transition Shares per month).

     (c)  OTHER TERMINATION:   If your employment is terminated by the Company
for any reason other than cause (including your death or disability) or following an Acquisition, you shall continue to be paid for the next six months at your then-current salary rate, less applicable withholding, in accordance with the Company's normal payroll procedures. You shall also continue to vest in the Shares according to the schedule specified in Paragraph 3(e) during the six month period that you continue to receive your salary from the Company, and your option will remain exercisable for a period of three additional months
after your option stops vesting.   In addition to the severance benefits
described in this Paragraph, you shall also be entitled to receive any compensation and benefits which you have earned under Paragraph 3(c) through the date of your termination.

     (d) RELEASE: The Company's obligations to provide you with the severance benefits described in Sections 5(b) and (c) above will be contingent upon your execution (at the time your employment is terminated) of the Release attached to this Agreement (as Schedule 3) and the completion of the seven (7) day revocation period described in the Release, if applicable.


6. CONFIDENTIAL AND PROPRIETARY INFORMATION: Upon your employment you agree to sign the Company's standard Employee Nondisclosure and Invention Assignment Agreement attached as Schedule 4. You further agree that you shall not breach any obligation which you have to any of your former employers with respect to their confidential or proprietary information during your employment with the Company.

7. EMPLOYMENT ELIGIBILITY VERIFICATION: You agree to provide the Company with appropriate documentation establishing your identity and eligibility for employment in the United States within three days of your employment as required by the Immigration and Reform Control Act of 1986.

8. DISPUTE RESOLUTION: In the event of any dispute or claim relating to or arising out of our employment relationship or this Agreement (including, but not limited to, any claims of wrongful termination or age or other discrimination), we agree that all such disputes shall be fully and finally resolved by binding confidential arbitration conducted by the American Arbitration Association in Santa Clara County, California;


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provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of your misuse or misappropriation of the Company's trade secrets or proprietary information.

9. ATTORNEYS' FEES: The prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in any action brought to enforce any right arising out of this Agreement.

10. INTERPRETATION: This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

11. ASSIGNMENT: In view of the personal nature of the services to be performed under this Agreement by you, you shall not have the right to assign or transfer any of your obligations hereunder.

12. ENTIRE AGREEMENT: This letter constitutes the entire Agreement between you and the Company regarding the terms and conditions of your employment, and it supersedes all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral.

13. MODIFICATION: This Agreement, and the Release attached hereto, may only be modified or amended by a supplemental written agreement signed by you and an authorized member of the Board.

We look forward to working with you at Radius Inc. Please sign this letter on the space provided below to acknowledge your acceptance of the terms of this Agreement.

Sincerely,


Charles W. Berger
Chairman and Chief Executive Officer

I agree to and accept employment with Radius Inc. on the terms and conditions set forth above.


Date: December 20, 1996                By: /s/
                                          -----------------------------------
                                               Mark Housley


Housley Letter Agreement                                                    4